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Aviat Announces Change to Location and Format of 2020 Annual Meeting

AUSTIN, TX, October 28, 2020 -- Aviat Networks, Inc. (NASDAQ: AVNW), (“Aviat Networks,” “Aviat,” or the “Company”), the leading expert in wireless transport solutions, today announced that due to the public health impact of the coronavirus outbreak (COVID-19), and in light of guidance from the centers for Disease Control and Prevention and other federal, state and local public health authorities, the location of its fiscal year 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed to a virtual meeting-only format instead of an in-person and hybrid meeting in Austin, Texas. The webcast will be available at www.virutalshareholdermeeting.com/AVNW2020 The annual meeting will still be held on Wednesday, November 11, 2020 at 12:30 p.m., Central Time, as previously announced. However, stockholders will no longer be allowed to physically attend the Annual Meeting.

For additional information regarding how stockholders may access, vote and participate in the virtual Annual Meeting, please refer to Aviat Networks’ proxy materials relating to the Annual Meeting, which were filed with the Securities and Exchange on September 25, 2020 and supplemented on October 28, 2020.

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Investor Relations:
Keith Fanneron
Vice President Global Finance & Investor Relations
Phone (408)-841-7128
Email: keith.fanneron@aviatnet.com